Exhibit 10.5

EXECUTION COPY

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) made this 10th day of July, 2009 (the “Commencement Date”), by and between AVIS INDUSTRIAL CORPORATION, an Indiana corporation (“Landlord”), and BADGER EQUIPMENT COMPANY, a Minnesota corporation (“Tenant”).

Background

Landlord is the owner of certain premises located at and known as 217 Patneaude Drive, Winona, MN 55987 (the “Premises”). The Premises consists of (i) the land described in Exhibit A (the “Land”), (ii) the buildings and improvements constructed thereon (the “Improvements”), (iii) all easements, rights of way, licenses, privileges and appurtenances, if any, belonging to or inuring to the benefit of the Land or the Improvements. Landlord desires to let and demise to Tenant and Tenant desires to take and hire from Landlord the Premises, subject to the terms and conditions hereinafter set forth.

Agreement

NOW THEREFORE, intending to be legally bound, Landlord and Tenant hereby agree as follows:

1. Premises and Term. Landlord hereby lets and demises to Tenant and Tenant hereby takes and hires from Landlord the Premises for a term (the “Lease Term”) beginning on the Commencement Date and expiring without further notice or act on the tenth (10th) day of the month in which the fifth (5th) anniversary of the Commencement Date occurs. Landlord hereby represents and warrants that, as of the date of this Lease, the Premises is not subject to any restrictions, encumbrances or other title matters that could adversely affect Tenant’s intended use of the Premises (as described in Section 6 below) except for those matters set forth on Exhibit B attached hereto.

2. Rent.

(a) Tenant shall pay to Landlord in lawful money of the United States minimum annual rental in the amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00) (“Annual Fixed Rent”) in equal monthly installments of one-twelfth of the amount thereof, payable in advance on the first day of each and every calendar month during the Lease Term. If the Commencement Date occurs on a day other than the first day of a calendar month or if the Lease Term ends on a day other than the last day of a calendar month, the Rent due for the partial calendar months occurring at the commencement and expiration of the Lease Term shall be prorated on a per diem basis. Notwithstanding the above, the first installment of rent shall be due on August 1, 2009, and shall include the August 2009 monthly installment, as well as the prorated July 2009 monthly installment (for the period commencing on the Commencement Date through and including July 31, 2009).

(b) Except as otherwise set forth in this Lease, all costs, expenses and obligations with respect to the Premises shall be paid by Tenant, so that, except as otherwise set forth in this Lease, the Annual Fixed Rent payable by Tenant to Landlord hereunder shall be “net” to Landlord.

(c) All sums other than Annual Fixed Rent payable by Tenant under this Lease are referred to hereinafter as Additional Rent and Landlord shall have the same rights and remedies for non-payment thereof as Landlord has for non-payment of Annual Fixed Rent. Annual Fixed Rent and Additional Rent are sometimes referred to hereinafter collectively as “Rent”.

(d) Except as otherwise set forth in this Lease, all monetary obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense.

3. Taxes and Other Charges.

(a) Tenant shall pay before any fine, penalty, interest or cost may be added thereto, or become due or be imposed by operation of law for the non-payment thereof, all taxes, including municipal and school taxes, assessments, rates and charges, county taxes, excises, levies, and all other license and permit fees and other governmental charges, and any taxes, charges or fees in lieu of any of the foregoing, which during the Lease Term may be assessed, levied, confirmed, imposed upon, or become due and payable with respect to the Premises or any part thereof or any appurtenance thereto (all of which are hereinafter collectively called “Taxes”). Landlord shall promptly submit to Tenant copies of all such tax bills directed to Landlord. Tenant shall pay such Taxes directly to the government or other public authority charged with the collection thereof. Tenant shall provide Landlord with copies of receipts, canceled checks or other evidence reasonably satisfactory to Landlord of the payment of such Taxes.

(b) All Taxes which shall be charged, laid, levied, assessed or imposed for each fiscal period in which the Lease Term terminates shall be apportioned pro rata between Landlord and Tenant in accordance with the portion of the relevant fiscal period during which the Lease Term shall be in effect. In the event that any payment of Taxes is due during the Lease Term with respect to a fiscal period prior to the Lease Term or that extends beyond the Lease Term, Landlord shall pay Landlord’s proportionate share thereof (based upon the portion of the fiscal period that extends beyond the Lease Term) to Tenant at least ten (10) days prior to the date that payment is due with the maximum discount. Provided that Tenant receives Landlord’s payment as aforesaid, Tenant shall remit to the taxing authority, the full amount due for the relevant fiscal period. In the event that any payment of Taxes is due after the expiration of the Lease Term with respect to a fiscal period that includes part of the Lease Term, Tenant shall pay to Landlord Tenant’s proportionate share thereof (based upon the portion of the fiscal period that was included in the Lease Term) and if the amount of such Taxes are not known prior to expiration of the Lease Term, such proportionate share shall be estimated based on the most recent known Taxes and such estimated taxes shall be paid to Landlord prior to expiration of the Lease Term. The foregoing covenant shall survive the expiration of the Lease Term.

(c) If any special assessment with respect to the Premises may be paid in installments, Tenant shall be obligated to pay only those installments which become due and payable during the Lease Term.

(d) Nothing herein contained shall require or be construed to require Tenant to pay any transfer, recording, inheritance, estate, succession, franchise, excise, business privilege, income, gross receipts or profit tax, or capital levy that is or may be imposed upon Landlord.

(e) Tenant shall have the right to contest any increase in any Taxes levied against the Premises, and Landlord shall cooperate with any reasonable request by Tenant in connection with such contest and permit Landlord’s name to be used in such contest, to the extent reasonably necessary.

4. Utilities and Other Service Charges. Tenant will pay for all water, gas, oil, electricity, heat, telephone, sewage, trash removal, janitorial service and snow removal and all other utilities and services used by Tenant at the Premises during the Lease Term, except to the extent otherwise expressly set forth in this Lease. Landlord is not obligated to provide or pay for any utilities or services supplied to the Premises, except as otherwise expressly set forth in this Lease.

5. Maintenance and Repair.

(a) Except as set forth in subsection 5(b) below, Tenant, at its sole cost and expense throughout the Lease Term, shall keep and maintain the Premises (including but not limited to all HVAC and other building systems and all fixtures and Improvements) in the same order and condition as they are on the Commencement Date and shall make all repairs, replacements and renewals necessary to keep them in such order and condition, reasonable wear and tear and damage by fire or other casualty (including the elements) excepted.

(b) Landlord, at its own cost and expense, shall keep and maintain the roof, the structural components of the Improvements (including the footings, exterior walls, foundations and structural steel columns and girders) and the parking areas in good order and condition and will make all necessary repairs, replacements and renewals necessary to keep them in such order and condition, reasonable wear and tear and damage by fire or other casualty (including the elements) excepted. Landlord’s obligations under this subsection 5(b) shall not apply with respect to repairs, replacements and renewals necessitated by Tenant’s misuse of the Premises or intentional misconduct.

6. Use. Tenant shall have the right to use the Premises for any other lawful purpose. Tenant shall not use or occupy or permit any of the Premises to be used or occupied, nor do or permit anything to be done in or on any of the Premises, in a manner which creates or constitute a public or private nuisance or waste.

7. Compliance with Law. Except as set forth in the following paragraph, Tenant agrees that during the Lease Term, it will, at its own cost and expense, promptly comply with: (a) all present and future federal, state, county, city and municipal or other statutes, charters, laws, rules, orders, regulations and ordinances affecting the Premises, the occupancy, use or repair thereof; (b) all rules, orders, and regulations of all public officers including the police, health and fire departments and with the National Board of Fire Underwriters or other similar organizations for the prevention of fire or the corrections of hazardous conditions; and (c) the requirements of all insurance companies having policies or public liability, fire and other insurance at any time in force and effect with respect to the Premises and its permanent improvements.

Notwithstanding the foregoing, Tenant shall in no event have any obligation to do any of the following: (a) make any repair or replacement which would otherwise be Landlord’s responsibility under subsection 5(b) of this Lease; or (b) correct or remedy any environmental problem which was not caused or created by Tenant during the Lease Term.

8. Sublease and Assignment.

(a) Tenant shall have the right to sublease all or any portion of the Premises or assign this Lease with the prior written approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned.

(b) Notwithstanding foregoing Tenant will have the right to assign the Lease or sublet all or any part of the Premises to an affiliate of Tenant without obtaining Landlord’s approval Tenant shall provide notice of Tenant’s intent to assign or sublet at least fifteen (15) days prior to the effective date of the same. Furthermore, any affiliate of Tenant shall be permitted to use all or any part of the Premises, and such use shall not be considered an assignment of the Lease or a sublet of the Premises. The term “affiliate of Tenant” shall mean any person(s), partnership(s), corporation(s), or other form of business or legal association or entity (i) owning or controlling Tenant, under common ownership or control with Tenant, or controlled by Tenant or (ii) acquiring all or substantially all of Tenant’s assets or ownership interests.

(c) No subleasing of the Premises or assignment of this Lease, nor the granting of any consent by Landlord with respect thereto, shall release or relieve Tenant from liability for the payment of Rent or performance of any other obligations of Tenant under this Lease, except in the case of an assignment of this Lease to an affiliate of Tenant that has a net worth on the date of the assignment at least equal to Tenant’s net worth as of the Commencement Date (in which case Tenant shall be released from any further liability or obligation thereafter arising under this Lease provided such affiliate of Tenant assumes all obligations of Tenant under this Lease).

9. Fire or Other Casualty.

(a) The term “Major Casualty” as used in this Section means any fire or other casualty (including the elements) which causes damage to or destruction of the Premises of such an extent that, in the opinion of an independent licensed engineer or architect retained by Tenant but reasonably approved by Landlord, it would require ninety (90) days or more to restore the Premises to the condition which existed prior to the Major Casualty, from the date that such restoration is commenced. The term “Minor Casualty” as used in this Section means any fire or other casualty (including the elements) which causes damage to or destruction of the Premises of such an extent that it would require less than ninety (90) days to restore the Premises to the condition which existed prior to the Minor Casualty, from the date that such restoration is commenced. The term “Casualty” as used in this Section means either a Minor Casualty or a Major Casualty.

(b) Promptly following the occurrence of a Casualty, Tenant shall send written notice to Landlord estimating the date (“Restoration Completion Date”) that the Premises will be fully restored to the condition which existed prior to the Casualty, including a copy of the opinion of the engineer or architect setting forth the estimate of the number of days required to restore the Premises to the condition which existed prior to the Casualty, from the date that such restoration is commenced.

(c) In the event of a Minor Casualty, Tenant shall proceed with reasonable diligence to restore the Premises as nearly as possible to its condition prior to the occurrence of the Minor Casualty using available insurance proceeds. In the event that Tenant’s insurance proceeds and related deductible (which shall be paid by Tenant) are insufficient to complete repair, restoration or rebuilding of the Premises, Tenant shall be solely responsible for such deficiency.

(d) In the event of a Major Casualty, Tenant shall give notice to Landlord, within thirty (30) days after delivering Tenant’s notice specifying the Restoration Completion Date, pursuant to which Tenant shall elect to do either terminate this Lease or elect to keep this Lease in effect. If Tenant elects to terminate this Lease, then this Lease shall terminate as of the date of the Major Casualty, and Tenant shall (i) assign to Landlord all of Tenant’s right, title and interest in and to all insurance proceeds paid or payable to Tenant on account of the Improvements, whereupon Tenant shall have no further liability or obligation under this Lease, including without limitation no obligation to repair, restore or rebuild the Premises. Furthermore, if Tenant notifies Landlord that Tenant elects to keep this Lease in effect, Tenant shall proceed with reasonable diligence to restore the Premises as nearly as possible to its condition prior to the occurrence of the Major Casualty using available insurance proceeds. In the event that the insurance proceeds and related deductible amount (which shall be paid by Tenant) are insufficient to complete repair, restoration or rebuilding of the Premises, Tenant shall be solely responsible for such. Tenant shall have no right to terminate this Lease pursuant to this Section 9(d) if such Casualty was caused by the misuse of the Premises or intentional misconduct of Tenant.

(e) In the event that there occurs any Casualty and this Lease is not terminated by Tenant pursuant to subsection 9(d), Tenant’s obligation to pay Rent for any portion of the Premises shall be equitably abated from the date of the Casualty until the date that the Premises has been restored; provided, however, that such abatement shall apply only to the portion of the Premises rendered unusable for the operation of Tenant’s business.

10. Insurance.

(a) During the Lease Term, Tenant, at its expense, shall maintain in effect:

(i) fire and casualty insurance with extended coverage (i.e., “all risk coverage”) in an amount equal to the full replacement value of Tenant’s alterations, trade fixtures and personal property at the Premises, with a deductible that is determined by Tenant in accordance with its internal insurance policies; and

(ii) commercial general liability insurance in the amount of at least $1,000,000, combined single limit, naming Landlord as an additional insured.

(iii) worker’s compensation insurance covering Tenant’s employees at the Premises in accordance with requirements of the State in which the Premises is located.

(iv) fire and casualty insurance with extended coverage (i.e. “all-risk coverage”), in an amount not less than Four Million Dollars ($4,000,000), with respect to the Improvements at the Premises (but not with respect to Tenant’s alterations, trade fixtures or personal property at the Premises), with a deductible not in excess of $100,000, naming Landlord as its interests may appear. Tenant shall pay the premiums for such insurance within and keep such insurance in force at all time during the term of this Lease.

(b) All insurance required by subsection 10(a) above shall be carried with companies licensed to do business in the State in which the Premises is located. All policies required by subsection 10(a) above shall provide that the insurer will endeavor to provide at least thirty (30) days written notice to any additional insureds before cancellation or material modification. Tenant shall furnish Landlord with certificates issued by its carrier(s) evidencing the coverage required by subsection 10(a) above or replacements and renewals thereof.

(c) Tenant may, at its option, include the insurance coverage required by subsection 10(a) above in general or blanket policies of insurance.

(d) Each casualty, fire, personal property and extended coverage or “all-risk” insurance policy required under this Lease (collectively, the “Property Insurance”) shall contain a clause in which the underlying insurance carrier waives all rights of subrogation with respect to losses payable under such policies. By this paragraph, Landlord and Tenant intend, and hereby agree, that the risk of loss or damage to property shall be borne by the parties’ insurance carriers. It is hereby agreed that Landlord and Tenant shall look solely to, and seek recovery from, only their respective insurance carriers in the event a loss is sustained for which Property Insurance is carried or is required to be carried under this Lease. Landlord and Tenant expressly waive any and all claims against each other with respect to claims, damages or losses for which Property Insurance is carried or is required to be carried hereunder. For this purpose, applicable deductible amounts shall be treated as though they were recoverable under such policies.

11. Alterations and Additions.

(a) Tenant will be entitled to make alterations (other than Major Alterations (as hereinafter defined)) without obtaining Landlord’s approval. Tenant shall not make any Major Alteration to the Improvements without first securing Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The term “Major Alteration” means any alteration or addition which affects the roof, any structural component, or any mechanical system of the Improvements. Any alterations and additions shall be executed by Tenant in a good and workmanlike manner. Tenant shall remove any Major Alteration which it installed and restore the Premises to its previous condition, unless Landlord, in connection with granting its consent to such Major Alteration, agrees in writing that such alteration may be left in place.

(b) Any mechanic’s liens filed against the Premises for work done or materials supplied to Tenant in the making of alterations, decorations, installations, additions, or improvements shall be promptly paid or bonded and discharged within thirty (30) days following notice to Tenant of the intention by the labor material supplier to assert or file such lien. Tenant agrees to indemnify and to save and hold Landlord harmless against all damages, losses, judgments, costs, expenses and attorneys fees Landlord may incur by reason of any such liens.

12. Condemnation

(a) The term “Total Taking” as used herein means any taking of all or a portion of the Premises by condemnation or other governmental proceeding as a result of which it is unreasonable or impossible for Tenant to properly conduct its business in the Premises. The term “Partial Taking” means any taking of a portion of the Premises, other than a Total Taking. The term “Taking” means either a Total Taking or a Partial Taking.

(b) In the event of a Taking, the entire proceeds of any condemnation award or compensation shall belong to Landlord, except as hereinafter provided. In such event, Tenant shall and hereby does assign all right, title and interest in any condemnation award or compensation to Landlord, except as hereinafter provided, and Tenant shall and hereby does waive in favor of Landlord any interest therein, except as hereinafter provided. Tenant shall have the right to claim from the condemning authorities such compensation as may be separately awarded or recoverable by Tenant in its own right on account of any and all damages to Tenant’s business by reason of the condemnation and for or on account of any cost or a loss to which Tenant might be put in relocating its business or in removing Tenant’s personalty.

(c) In the event of a Total Taking, this Lease shall terminate on the date the possession of the Premises is delivered to the condemning authority.

(d) In the event of a Partial Taking, Landlord shall, using due diligence, repair and restore the balance of the Premises remaining after the condemnation as nearly as possible to the condition prior to the Partial Taking. Notwithstanding the foregoing, in the event that the proceeds received on account of a Partial Taking are insufficient to complete repair, restoration or rebuilding of the Premises, Landlord shall be solely responsible for such deficiency and shall be directly responsible for payment of any costs in excess of the condemnation proceeds. Following a Partial Taking, Rent shall be equitably adjusted in the event that Tenant’s use of the Premises is adversely affected by such Partial Taking.

13. Environmental Provisions

(a) Definitions. For purposes of this Section 13, the following terms shall have the following meanings:

(i) “Environmental Law” means any federal, state, or local statute, law, order, regulation, ordinance, constitution, agreement, permit, or decision relating to pollution or protection of human health, safety or the environment, as well as any principles of common law under which a person may be held liable for the Release of any Hazardous Substance into the environment.

(ii) “Hazardous Substance” means any gaseous, liquid or solid chemical, material, substance, contaminant or waste that may or could pose a hazard to the environment or human health or safety, including (a) any “hazardous substances” as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., (b) any “extremely hazardous substance,” “hazardous chemical,” or “toxic chemical” as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., (c) any “hazardous waste,” as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (d) any “pollutant,” as defined under the federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., (e) any chemical, material, substance, contaminant or waste, whether gaseous, liquid or solid, that is regulated under any Environmental Law, and (f) any asbestos, polychlorinated biphenyls (“PCB’s”), petroleum, petroleum products and urea formaldehyde and mold.

(iii) “Release” means any release, spill, emission, leaching, leaking, migration, dumping, emptying, pumping, injection, deposit, disposal, discharge or dispersal of any Hazardous Substance into the indoor or outdoor environment, or into, on, or from any property.

(iv) “Remedial Action” means any action required by Environmental Law to address a Release of Hazardous Substances, including, but not limited to, investigations, abatement, corrective actions, response actions, removal actions, or remediation.

(b) Prohibition. Tenant shall not (and shall not permit its employees, agents or affiliates to) generate, use, store, treat or dispose of Hazardous Substances on or in the Premises or any part thereof without prior written authorization by Landlord. Such prohibition shall not apply to Hazardous Substances that are generated, used, or stored in the ordinary course of Tenant conducting its business or any other permitted use of the Premises, including the repairs or maintenance of the Premises, provided such Hazardous Substances are generated, used, stored, treated or disposed of in accordance in all material respects with Environmental Law.

(c) Tenant Activities.

(i) Tenant shall, at its own cost, comply in all material respects with all Environmental Laws in connection with Tenant’s operations or activities at the Premises.

(ii) If the presence, Release, threat of Release, placement on or in the Premises or any portion thereof, or the generation, transportation, storage, treatment, or disposal at, on, in, under or from the Premises, or any portion thereof of any Hazardous Substance, to the extent occurring in connection with Tenant’s operations or activities at the Premises during the Lease Term (a) gives rise to liability (including, but not limited to, a Remedial Action) under Environmental Laws, (b) causes an adverse public health effect, or (c) pollutes, or threatens to pollute the environment, Tenant shall promptly take, at Tenant’s sole cost and expense, any and all Remedial Action reasonably necessary to respond to such Hazardous Substances, and mitigate exposure to liability arising from the Hazardous Substance, if and to the extent required by Environmental Law.

(iii) Tenant shall have the right, but not the obligation, to perform an environmental assessment of the Premises, at any time, including on or about the expiration of the Lease Term. The written results or report of any such environmental assessment shall be provided by Tenant to Landlord.

(d) Landlord Activities.

(i) Landlord shall promptly provide Tenant copies of all written, non-routine communications, permits or agreements between Landlord and any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, Release, threat of Release, placement on, in or from the Premises, or any portion thereof, or the generation, transportation, storage, treatment or disposal in, on, or from the Premises of any Hazardous Substances during the Lease Term.

(ii) If the presence, Release, threat of Release, placement on, in or from the Premises, or any portion thereof, or the generation, transportation, storage, treatment or disposal at, on, in, under or from the Premises, or any portion thereof, of any Hazardous Substance occurring prior to the Lease Term: (a) gives rise to liability (including, but not limited, to a Remedial Action) under Environmental Laws, (b) causes an adverse public health effect, or (c) pollutes, or threatens to pollute the environment, Landlord shall promptly take, at Landlord’s sole cost and expense, any and all Remedial Action reasonably necessary to respond to such Hazardous Substances, and mitigate exposure to liability arising from the Hazardous Substances, if any, to the extent required by Environmental Laws; provided, however, that any such condition or activity that results in (a), (b) or (c) which occurs prior to the Lease Term, and, through no fault of Tenant, continues during the Lease Term, shall be considered as occurring wholly prior to the Lease Term.

(e) Environmental Indemnification.

(i) Notwithstanding anything to the contrary contained in this Lease, Landlord hereby indemnifies and holds Tenant, and its affiliates, partners, directors, officers, agents and employees harmless from and against any and all claims arising from or in connection with (A) any environmental conditions, including, without limitation, the presence, Release or threatened Release or placement on, in or from the Premises, or any portion thereof, of Hazardous Substances occurring prior to the Lease Term, (B) the violation of any Environmental Laws prior to the Lease Term, or (C) any breach or default by Landlord in the full payment and/or performance of its obligations under this Section.

(ii) Notwithstanding anything to the contrary contained in this Lease, Tenant hereby indemnifies, defends and holds Landlord, and its respective partners, directors, officers, agents and employees harmless from and against any and all claims arising from or in connection with (A) any environmental conditions, including, without limitation, the presence, Release, or threatened Release or placement on, in or from the Premises, or any portion thereof, of Hazardous Substances as a result of Tenant’s operations or activities on the Premises during the Lease Term, (B) the violation of any Environmental Laws to the extent arising from Tenant’s operations or activities on the Premises during the Lease Term, or (C) any breach or default by Tenant in the full payment and/or performance of its obligations under this Section.

(f) Landlord’s and Tenant’s obligations under this Section 13 shall survive the expiration or any termination of the Lease.

14. Indemnification.

(a) In addition to its indemnification obligations under Section 13, Tenant covenants and agrees to indemnify, defend, protect and save Landlord harmless from and against any and all claims, demands, expenses, losses, suits and damages as may be occasioned by reason of (i) injury to persons or damage to property caused by the negligence or intentional misconduct of Tenant or Tenant’s agents, employees, contractors or invitees, (ii) any breach by Tenant of any covenant, agreement, representation or warranty made by Tenant pursuant to this Lease, and (iii) Tenant’s operations or activities on the Premises during the Lease Term.

(b) In addition to its indemnification obligations under Section 13, Landlord covenants and agrees to exonerate, indemnify, defend, protect and save Tenant harmless from and against any and all claims, demands, expenses, losses, suits and damages as may be occasioned by reason of (i) injury to persons or damage to property caused by the negligence or intentional misconduct of Landlord or Landlord’s agents, employees, contractors or invitees, and (ii) any breach by Landlord of any covenant, agreement, representation or warranty made by Landlord pursuant to this Lease.

(c) All indemnity obligations of Landlord and Tenant arising under this Lease, including without limitation Section 13 above and this Section 14, and all claims, demands, damages and losses assertable by Landlord and Tenant against the other in any suit or cause of action arising out of or relating to this Lease, the Premises, or the use and occupancy thereof, are limited as follows:

(i) by the releases and waivers expressed in subsection 10(e);

(ii) all of the claims for indemnification and other recoveries shall be limited to direct, proximately caused damages, and shall exclude all special, consequential, indirect, exemplary or incidental damages, including business loss or interruption, of any kind whether arising in contract, tort, product liability or otherwise, suffered by the party asserting the claim or seeking the recovery; and

(iii) in the event that Landlord and Tenant are determined to be contributorily responsible for the indemnified injury or loss, each indemnitor’s obligation shall be limited to the indemnitor’s equitable share of the losses, costs or expenses to be indemnified against based on the relative culpability of each indemnifying person whose negligence or willful acts or omissions contributed to the injury or loss.

15. Default by Tenant. The occurrence of any one of the following shall constitute an event of default by Tenant (“Tenant Default”):

(a) failure by Tenant to pay any monthly installment of Annual Fixed Rent or other sum required to be paid by Tenant pursuant to this Lease within ten (10) days after Tenant receives written notice from Landlord that the same is due;

(b) failure by Tenant to perform or comply with any other covenant or condition of this Lease to be performed or complied with by Tenant within thirty (30) days after written notice thereof from Landlord and such additional time, if any, as is reasonably necessary to cure such failure, provided Tenant commences to cure such failure within such thirty (30) day period and thereafter prosecutes such cure to completion with reasonable diligence; or

(c) the filing of a petition against Tenant for adjudication of it as a bankrupt or insolvent, or for its reorganization or the appointment of a receiver or trustee for the benefit of its creditors, if such petition is not dismissed within sixty (60) days of filing; or the filing of such a petition by Tenant; or an assignment by Tenant for the benefit of creditors; or the taking of possession of the property of Tenant by any governmental officer or agency pursuant to statutory authority for the dissolution or liquidation of Tenant.

16. Landlord’s Remedies.

(a) In addition to all other remedies available to Landlord at law or equity, if any Tenant Default under this Lease exists Landlord at its option, may:

(i) terminate this Lease and all the estate of Tenant in the Premises by giving Tenant fifteen (15) days’ written notice of termination, and, upon the date specified in such notice, the Lease Term and the estate hereby granted shall expire and terminate with the same force and effect as if the date set forth in such notice were the date herein before fixed for the expiration of the Lease Term;

(ii) with or without terminating this Lease, reenter and repossess the Premises, or any part thereof, and relet, or attempt to relet, any or all parts of the Premises;

(iii) recover from Tenant, and Tenant shall pay to Landlord upon demand, an amount equal to the excess, if any, of (a) Annual Fixed Rent and all other sums which would be payable under this Lease for the remainder of the Lease Term from the date of such demand, for what would have been the then unexpired Lease Term in the absence of such expiration, termination or repossession, discounted at the rate of six percent (6%) per annum, over (b) the then fair rental value of the Premises for the same period, discounted at a like rate. If any statute or rule of law shall validly limit the amount of such liquidated final damages to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such statute or rule of law;

(iv) pay or perform for the account of Tenant any obligation or work to be paid or done by Tenant pursuant to the provisions of this Lease which Tenant has failed to pay or perform, and Landlord may reenter and repossess all or such part of the Premises as may be necessary to perform such work. Tenant shall pay to Landlord on demand, as Additional Rent, the amount reasonably paid or expended by Landlord to do the work or otherwise cure the default by Tenant.

(b) In the event of any termination of this Lease or repossession of the Premises or any part thereof under this Section by reason of an occurrence of a Tenant Default, and Landlord has not elected to recover damages pursuant to subsection 15(a)(iii) of this Lease, Tenant shall pay to Landlord the Annual Fixed Rent and all other sums required to be paid by Tenant to and including the date of such termination or repossession; and, thereafter, Tenant shall, until the end of what would have been the expiration of the Lease Term in the absence of such termination or repossession, and whether or not the Premises or any part thereof shall have been relet, be liable to Landlord for, and shall pay to Landlord as agreed, current damages, the Annual Fixed Rent and all other sums which would be payable under this Lease by Tenant in the absence of such termination or repossession, less the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to subsection 15(a)(ii), after deducting from such proceeds all of Landlord’s reasonable expenses in connection with such reletting (including, without limitation, all reasonable related repossession costs, brokerage commissions, legal expenses, attorney’s fees, employees’ expenses, alteration costs and expenses of preparation of such reletting). Tenant shall pay such current damages on the days on which the Annual Fixed Rent would have been payable under this Lease in the absence of such termination or repossession, and Landlord shall be entitled to recover the same from Tenant on each such day. Following such termination of this Lease or repossession of the Premises, Landlord shall use commercially reasonable efforts to re-let the Premises on commercially reasonable terms and to otherwise mitigate its damage.

17. Default by Landlord.

(a) The following shall be an event of default by Landlord (a “Landlord Default”):

(i) failure by Landlord to pay any sum required to be paid by Landlord pursuant to this Lease within ten (10) days after Landlord receives notice from Tenant that the same is due and payable; or

(ii) failure by Landlord to perform or comply with any covenant or condition of this Lease to be performed or complied with by Landlord within thirty (30) days after written notice thereof from Tenant and such additional time, if any, as is reasonably necessary to cure such failure, provided Landlord commences to cure such failure within such thirty (30) day period and thereafter prosecutes such cure to completion with reasonable diligence.

(b) Upon the occurrence of a Landlord Default, Tenant may, at its election, perform the obligation which Landlord has failed to perform for the account of Landlord. Notwithstanding the foregoing, in case of an emergency where there is an immediate threat to the Premises or Tenant’s property therein as a result of Landlord’s failure to perform any obligation under this Lease, Tenant shall have the right to perform any obligation that Landlord has failed to perform, without giving the notice and opportunity for cure required for such failure to constitute a Landlord Default. Tenant shall, however, give such notice as may be reasonable under the circumstances (which notice may, for this purpose, consist of telephonic notice).

Landlord shall pay Tenant upon demand all reasonable costs paid by Tenant in performing Landlord’s obligations under the preceding paragraph.

The rights and remedies granted to Tenant pursuant to this Section are in addition to all other rights and remedies which Tenant may have by law or equity on account of a failure by Landlord to perform its obligations under this Lease.

18. Quiet Enjoyment. Landlord covenants and agrees that, so long as Tenant keeps and performs each and every covenant and condition contained herein to be kept and performed by Tenant, Tenant shall quietly possess and enjoy the Premises without hindrance or molestation by Landlord or any party claiming under or by Landlord.

19. Subordination and Non-Disturbance.

(a) Landlord hereby represents to Tenant that there are no mortgages, judgments or liens encumbering the Premises except those set forth in Exhibit B. On or before the Commencement Date, Landlord shall deliver to Tenant Non-Disturbance Agreements (as hereinafter defined), in form commercially reasonable, executed by the holders of any such mortgages, judgments and liens.

(b) This Lease and the estate, interest and rights hereby created are subordinate to any mortgage or mortgages hereafter placed upon the Premises or any estate or interest therein, and to all renewals, modifications, consolidations, replacements and extensions of the same, and any substitutes therefor. Tenant agrees that in the event any person, firm corporation or other entity (including any mortgagee) acquires the right to possession of the Premises, Tenant shall, if requested by such person, firm, corporation or other entity, attorn to and become the tenant of such person, firm, corporation or other entity upon the same terms and conditions as are set forth herein for the balance of the Lease Term. Notwithstanding the foregoing, any mortgagee may, at any time, subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery, and in that event, such mortgagee shall have the same rights with respect to this Lease as if this Lease had been executed prior to the execution and delivery of the mortgage.

The foregoing provisions of this subsection are subject, however, to the express condition that the holder of any mortgage to which this Lease shall be subordinate delivers to Tenant an agreement in commercially reasonable form (a “Nondisturbance Agreement”) which shall provide that if (and for as long as) no Tenant Default under this Lease has occurred and is continuing, then (i) Tenant shall not be made a party to the foreclosure of any mortgage, or any action or proceeding by any mortgagee to recover possession of the Building, (ii) Tenant’s possession shall not be disturbed, and (iii) this Lease shall not be canceled or terminated and shall continue in full force and effect upon such foreclosure or recovery of possession upon all the terms, covenants, conditions and agreements set forth in this Lease.

Although the subordination and attornment provisions of this subsection are automatic subject to the foregoing condition, if requested by the mortgagee, such Nondisturbance Agreement shall also include the subordination and attornment provisions set forth above and shall be executed by Tenant within 10 days following written request from Landlord.

20. Inspection. Subject to Tenant’s reasonable security requirements, Landlord shall have the right upon reasonable notice and at reasonable times during business hours to inspect all parts of the Premises and during the last four (4) months of the Lease Term to show the interior and exterior of the Premises to prospective tenants. Landlord shall not in any way interfere with or disrupt the operation of Tenant’s business in the exercise by Landlord of its rights under this Section and shall, at all times, observe Tenant’s reasonable security requirements.

21. Surrender. At the expiration or earlier termination of the Lease Term, Tenant shall remove all personal property and trade fixtures of Tenant surrender and deliver possession of the Premises in the same condition it is as of the Commencement Date, subject only to reasonable wear and tear, damage by fire or other casualty (including the elements) that Tenant is not obligated to restore pursuant to Section 9 above, and alterations and additions made by Tenant during the Lease Term that Tenant is not required to remove pursuant to Section 11 above.

22. Signs. Tenant shall have the right to place signs upon the exterior of the Premises identifying Tenant, provided such signs comply with the local ordinances and regulations and are of a reasonable size. Upon the expiration of the Lease Term, Tenant shall remove all signage and shall restore and repair any damage caused by the installation or removal of such signs.

23. Notices. All notices to be given to either party hereunder shall be in writing and shall be sent to the following addresses:

If to Tenant:

Badger Equipment Company

c/o Manitex International, Inc.

7402 W. 100th Place

Bridgeview, IL 60455

Attention: David J. Langevin

with a copy to:

Bryan Cave LLP

161 N. Clark Street, Suite 4300

Chicago, IL 60601

Attention: Donald E. Figliulo, Esq.

If to Landlord:

Avis Industrial Corporation

1909 S Main Street

Upland, IN 46989

Attention: Leland E. Boren

Notices shall be sufficient if sent by registered or certified mail, by hand delivery or by overnight courier service (with receipted proof of delivery). Notices shall be effective on the date of delivery (if a business day) or the next business day after delivery (if delivery does not occur on a business day). The party to whom notice is to be given may change the address for the giving of notices set forth above by delivering notice of such change to the other party.

24. Brokers. Landlord covenants, represents and warrants to Tenant that Landlord has had no dealing or negotiations with any broker or agent or finder in connection with respect to this Lease. Tenant covenants, represents and warrants to Landlord that Tenant has had no dealing or negotiations with any broker or agent or finder in connection with respect to this Lease.

Landlord and Tenant each covenant and agree to pay, hold harmless and indemnify the other from and against any and all costs, expenses, including reasonable attorneys’ fees, and liability for any compensation, commissions or charges claimed by any other broker or agent with whom the indemnifying party has had any dealings or negotiations with respect to this Lease.

25. Waiver. Any particular waiver by Landlord or Tenant of any covenant or condition of this Lease shall extend to that particular case only in the manner specified and shall not be construed as applying to or in any manner waiving any further or other rights hereunder. The receipt of Rent by Landlord, with knowledge of any breach of this Lease by Tenant or of any default on the part of Tenant in any of the conditions or covenants of this Lease, shall not be deemed to be a waiver of any provision of this Lease.

26. Tenant Holding Over. Any hold over by Tenant beyond the expiration of the Lease Term shall give rise to a tenancy from month-to-month on the terms and conditions of this Lease, cancellable on thirty (30) days’ written notice by either party, notwithstanding the provisions of any law or rule to the contrary. During any such hold over period, Tenant shall pay i) one hundred twenty-five percent (125%) of the Annual Fixed Rent last prevailing hereunder as agreed liquidated damages for holding over and ii) any other charges or costs incurred during the hold over period for which Tenant is responsible for under the Lease.

27. Estoppel Certificates. Each of the parties hereby agrees to deliver to the other, from time to time, within twenty (20) days after request therefor, an estoppel certificate certifying that this Lease is in full force and effect, that the requesting party is not in default under the terms hereof (or if the foregoing is not the case, giving an explanation thereof) and certifying such other factual information with respect to this Lease as may be reasonably requested.

28. Delivery for Examination. The submission of this instrument for review and examination does not constitute an offer by the party submitting the same to lease the Premises. This instrument shall not become effective as a lease, nor shall Landlord or Tenant have any obligation hereunder, unless and until this instrument has been executed by and delivered to the parties.

29. Tenant’s Equipment Financing. Tenant may from time to time own or hold in the Premises furniture, trade fixtures and equipment related to Tenant’s business (collectively, “Tenant’s Property”). Tenant shall have the right to pledge all or any part of Tenant’s Property, and Landlord shall subordinate any rights it may have (including any landlord’s lien) with respect to the same. The terms and conditions of any such subordination shall be mutually agreed upon by Landlord and Tenant’s lender. Landlord shall not unreasonably withhold, condition or delay its approval of the terms and conditions of such subordination agreement.

30. Tenant’s Purchase Option. Tenant is hereby granted the option to purchase (the “Purchase Option”) all of Landlord’s right, title and interest in and to the Premises on the terms and conditions set forth in this Section 30. The Purchase Option may be exercised by Tenant by delivery of written notice (the “Purchase Notice”) to Landlord, which Purchase Notice must be received by Landlord no later than three (3) months prior to the expiration of the Lease Term. Upon exercise of the Purchase Option by Tenant as set forth above, Landlord agrees to sell to Tenant and Tenant agrees to purchase from Landlord the Premises on the terms and subject to the conditions set forth in this Section 30. If Tenant fails to timely deliver the Purchase Notice, or if this Lease is terminated pursuant to any of its other terms or provisions prior to Landlord’s receipt of the Purchase Notice, the Purchase Option shall be null and void and of no further force and effect. If Tenant exercises its Purchase Option as provided herein, then Landlord and Tenant shall, within thirty (30) days after such exercise, enter into a mutually acceptable purchase and sale agreement pertaining to the Premises (the “Purchase and Sale Agreement”), reflecting the terms of this Section 30, as well as other customary matters contained in purchase and sale agreements for properties similar to the Premises in the region in which the Premises is located, including, without limitation, that Landlord shall deliver to Tenant, at its sole cost and expense, (i) an updated ALTA survey of the Premises and (ii) an ALTA owner’s title policy (base policy only) in an amount equal to the Purchase Price (as defined below). The parties agree to act reasonably, cooperatively and in good faith in negotiating, executing and delivering the Purchase and Sale Agreement.

(a) The total purchase price under the Purchase Option for the Premises (the “Purchase Price”) shall be Five Hundred Thousand Dollars ($500,000).

(b) The parties shall consummate the purchase and sale of the Premises (the “Closing”) through a title insurance company mutually acceptable to Landlord and Tenant (the “Title Company”). The Closing shall take place on the date sixty (60) days after Tenant’s delivery of the Purchase Notice, or on such other date as is mutually agreed to by Landlord.

(c) Notwithstanding anything herein to the contrary, if Tenant exercises the Purchase Option herein granted, the Term of this Lease shall be extended through the date of Closing of Tenant’s purchase of the Premises.

(d) Upon the Closing, without limiting any of the parties’ respective rights and remedies under this Lease, this Lease shall terminate; provided, however, that nothing contained herein shall affect the parties’ obligations which survive the termination of the Lease.

(e) Upon Tenant’s request, Landlord and Tenant shall execute and cause to be recorded a memorandum of the Purchase Option, in form reasonably acceptable to Landlord and Tenant.

31. Miscellaneous.

(a) The headings preceding each section of this Lease are for convenience of reference only and shall not affect the construction or meaning of the provisions hereof.

(b) If any part of this Lease is found to be invalid or unenforceable, it shall not affect any remaining portion of this Lease, which shall continue to be in full force and effect and be severable from any invalid provision.

(c) This Lease, including any exhibits hereto, constitutes the entire agreement between the parties and shall not be modified except by written agreement between the parties.

(d) This Lease is legally binding upon the parties hereto and their successors and assigns.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed the day and year first above written.

LANDLORD:

AVIS INDUSTRIAL CORPORATION, an Indiana corporation

	By:	/s/ Leland Boren
	Name:	Leland E. Boren
	Title:	Chief Executive Officer

Witness/Attest:

/s/ Helen Rohlik	By:	/s/ LaRita R. Boren
	Name:	LaRita R. Boren
	Title:	Chairman of the Board

TENANT:

BADGER EQUIPMENT COMPANY, a Minnesota corporation

By: MANITEX INTERNATIONAL, INC.,
Witness/Attest:	a Michigan corporation, its sole stockholder

/s/ David H. Gransee	By:	/s/ David J. Langevin
	Name:	David J. Langevin
	Title:	Chairman and Chief Executive Officer

Exhibit “A”

Description

That certain real property commonly known as 217 Patneaude Drive, Winona, Winona County, MN 55987, consisting of approximately 13.97 acres, and the improvements thereon.

Exhibit “B”

Existing Mortgages and Liens

NONE